Exhibit 99.3

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders of
Serologicals Corporation:

      We have audited the consolidated balance sheet of SEROLOGICALS CORPORATION AND SUBSIDIARIES (the “Company”) as of December 29, 2002, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended. Our audit also included the financial statement schedule for the year ended December 29, 2002 listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audit. The consolidated financial statements of Serologicals Corporation as of December 30, 2001, and for each of the two years in the period ended December 30, 2001, before the revisions described in Notes 2 and 12 to the consolidated financial statements, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated February 25, 2002.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, such 2002 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 29, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule for the year ended December 29, 2002, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, (“SFAS 142”), which was adopted by the Company as of December 31, 2001.

      As discussed above, the consolidated financial statements of the Company as of December 30, 2001 and for each of the two years in the period ended December 30, 2001 were audited by other auditors who have ceased operations. As described in Note 2, these consolidated financial statements have been revised to include the disclosures required by SFAS 142. As described in Note 12, the Company changed the composition of its reportable segments in 2003, and the amounts in the 2001 and 2000 consolidated financial statements relating to reportable segments have been revised to conform to the 2003 composition of reportable segments. We audited the adjustments described in Note 12 that were applied to revise the disclosure for reportable segments reflected in the 2001 and 2000 consolidated financial statements. We also audited the SFAS 142 disclosures described in Note 2. In our opinion, such adjustments and disclosures are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of the Company other than with respect to such adjustments and disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 28, 2003
(August 8, 2003 as to Note 12)

COPY OF REPORT PREVIOUSLY ISSUED BY THE COMPANY’S

FORMER INDEPENDENT PUBLIC ACCOUNTANTS

NOTE: We could not obtain permission of Arthur Andersen LLP to the inclusion in this Annual Report on Form 10-K of their Report of Independent Public Accountants issued on February 25, 2002. This is a copy of a report previously issued by Arthur Andersen LLP, the Company’s former independent accountants. The Arthur Andersen LLP report refers to certain financial information for the year ended December 26, 1999 and certain balance sheet information at December 31, 2000, which are no longer included in the accompanying financial statements. Additionally, the schedule referred to below has been included in Item 15 in the 2002 Annual Report on Form 10-K. Arthur Andersen LLP has not reissued this report in connection with the filing of this Annual Report on Form 10-K.

To Serologicals Corporation:

      We have audited the accompanying consolidated balance sheets of SEROLOGICALS CORPORATION (a Delaware corporation) AND SUBSIDIARIES as of December 30, 2001 and December 31, 2000 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three fiscal years ended December 30, 2001. These financial statements and the schedule referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Serologicals Corporation and subsidiaries as of December 30, 2001 and December 31, 2000 and the results of their operations and their cash flows for each of the three fiscal years ended December 30, 2001 in conformity with accounting principles generally accepted in the United States.

      Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule included in Item 14 of the Company’s Form 10-K is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia

February 25, 2002

SEROLOGICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 29, 2002 and December 30, 2001
(in thousands, except share amounts)

	2002	2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,850	$10,780
Trade accounts receivable, less allowance for doubtful accounts of $822 and $1,975 at December 29, 2002 and December 30, 2001, respectively	35,868	24,652
Inventories	26,305	31,595
Income tax receivable	780	4,201
Other current assets	5,912	4,144

Total current assets	81,715	75,372

PROPERTY AND EQUIPMENT, net	55,461	48,869

OTHER ASSETS:
Goodwill	39,226	35,360
Patents and proprietary know-how, net	10,704	11,471
Intangible assets, net	3,508	3,696
Other, net	551	570

Total other assets	53,989	51,097

Total assets	$191,165	$175,338

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and capital lease obligations	$385	$3,125
Accounts payable	5,361	5,955
Accrued liabilities	9,833	10,711
Deferred revenue	668	425

Total current liabilities	16,247	20,216

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current maturities	39	1,451

DEFERRED INCOME TAXES	4,116	858

OTHER LIABILITIES	393	338

COMMITMENTS AND CONTINGENCIES (NOTE 7) STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 1,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value; 50,000,000 shares authorized, 27,730,053 and 27,455,790 shares issued and outstanding at December 29, 2002 and December 30, 2001, respectively	277	275
Additional paid-in capital	118,116	114,489
Retained earnings	72,211	58,262
Accumulated other comprehensive income (loss)	113	(551)
Less: common stock held in treasury (3,288,000 and 3,268,000 shares at December 29, 2002 and December 30, 2001, respectively)	(20,347)	(20,000)

Total stockholders’ equity	170,370	152,475

Total liabilities and stockholders’ equity	$191,165	$175,338

The accompanying notes are an integral part of these consolidated balance sheets.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 29, 2002, December 30, 2001 and December 31, 2000
(in thousands, except share and per share amounts)

	2002	2001	2000

NET SALES	$145,470	$109,792	$147,760
COSTS AND EXPENSES:
Cost of sales	76,627	57,627	101,113
Selling, general and administrative expenses	37,974	23,521	21,777
Research and development	5,628	1,665	710
Amortization of intangibles	952	1,516	2,527
Special charges (credits), net	3,228	61	(414)

OPERATING INCOME	21,061	25,402	22,047
Other income, net	(1)	(45)	(151)
Interest (income) expense, net	(398)	(1,139)	1,233

INCOME BEFORE INCOME TAXES	21,460	26,586	20,965
PROVISION FOR INCOME TAXES	7,511	9,494	8,048

NET INCOME	$13,949	$17,092	$12,917

NET INCOME PER COMMON SHARE:
Basic	$0.57	$0.72	$0.57

Diluted	$0.56	$0.70	$0.56

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	24,356,852	23,748,764	22,814,855

Diluted	24,837,205	24,438,505	23,283,393

The accompanying notes are an integral part of these consolidated statements.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 29, 2002, December 30, 2001 and December 31, 2000
(in thousands, except share amounts)

					Accumulated
					Other
	Common Stock		Additional		Comprehensive	Treasury Stock
			Paid-In	Retained	Income
	Shares	Amount	Capital	Earnings	(Loss)	Shares	Amount	Total

BALANCE, December 26, 1999	24,912,823	$249	$91,383	$28,253	$362	(2,611,155)	$(17,023)	$103,224
Comprehensive income:
Net income	—	—	—	12,917	—	—	—	12,917
Foreign currency translation adjustments, net of tax of $278	—	—	—	—	(506)	—	—	(506)

Comprehensive income	—	—	—	12,917	(506)	—	—	12,411

Exercise of stock options	1,130,907	11	3,232	—	—	—	—	3,243
Shares issued through employee stock purchase plan	45,065	1	188	—	—	—	—	189
Tax effect of stock option exercise	—	—	2,617	—	—	—	—	2,617
Repurchase of common stock	—	—	—	—	—	(656,845)	(2,977)	(2,977)

BALANCE, December 31, 2000	26,088,795	261	97,420	41,170	(144)	(3,268,000)	(20,000)	118,707
Comprehensive income:
Net income	—	—	—	17,092	—	—	—	17,092
Foreign currency translation adjustments, net of tax of $209	—	—	—	—	(407)	—	—	(407)

Comprehensive income	—	—	—	17,092	(407)	—	—	16,685

Exercise of stock options	1,241,185	12	13,122	—	—	—	—	13,134
Conversion of common stock warrants	98,530	1	(1)	—	—	—	—	—
Shares issued through employee stock purchase plans	27,280	1	178	—	—	—	—	179
Deferred and other compensation	—	—	91	—	—	—	—	91
Tax effect of stock option exercise	—	—	3,679	—	—	—	—	3,679

BALANCE, December 30, 2001	27,455,790	275	114,489	58,262	(551)	(3,268,000)	(20,000)	152,475
Comprehensive income:
Net income	—	—	—	13,949	—	—	—	13,949
Foreign currency translation adjustments, net of tax of $357	—	—	—	—	664	—	—	664

Comprehensive income	—	—	—	13,949	664	—	—	14,613

Exercise of stock options	249,405	2	2,323	—	—	—	—	2,325
Shares issued through employee stock purchase plans	24,858	—	326	—	—	—	—	326
Deferred and other compensation	—	—	198	—	—	—	—	198
Repurchase of common stock	—	—	—	—	—	(20,000)	(347)	(347)
Tax effect of stock option exercise	—	—	780	—	—	—	—	780

BALANCE, December 29, 2002	27,730,053	$277	$118,116	$72,211	$113	(3,288,000)	$(20,347)	$170,370

The accompanying notes are an integral part of these consolidated statements.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 29, 2002, December 30, 2001 and December 31, 2000
(in thousands)

	2002	2001	2000

OPERATING ACTIVITIES:
Net income	$13,949	$17,092	$12,917

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,947	6,169	7,472
Loss on disposal of assets	—	39	—
Tax benefit from exercise of stock options	780	3,679	2,617
Deferred and other compensation	198	91	—
Deferred income tax provision	2,457	1,196	6,535
Non-cash special charges (credits), net	882	(1,062)	(1,386)
Changes in operating assets and liabilities, net of acquisitions and dispositions of businesses:
Trade accounts receivable, net	(11,216)	(7,745)	16,432
Inventories	2,098	1,969	11,045
Income tax receivable	3,421	128	(583)
Other assets	(1,962)	2,658	(3,758)
Accounts payable	(594)	(1,853)	(2,123)
Accrued liabilities	(1,337)	(1,400)	(2,818)
Deferred revenue	243	392	(1,352)
Other, net	1,313	276	(787)

Total adjustments	3,230	4,537	31,294

Net cash provided by operating activities	17,179	21,629	44,211

INVESTING ACTIVITIES:
Purchases of property and equipment	(12,509)	(5,081)	(9,560)
Purchases of businesses, net of cash acquired	(327)	(41,369)	(3,460)
Disposition of business, net of cash expenses paid	—	—	20,097

Net cash (used in) provided by investing activities	(12,836)	(46,450)	7,077

FINANCING ACTIVITIES:
Net payments on revolving line of credit	—	—	(30,000)
Payments on long-term debt and capital lease obligations	(4,040)	(204)	(2,554)
Proceeds from stock plans and warrants	2,651	13,313	3,432
Repurchase of common stock	(347)	—	(2,977)
Other	(537)	—	9

Net cash (used in) provided by financing activities	(2,273)	13,109	(32,090)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,070	(11,712)	19,198
CASH AND CASH EQUIVALENTS, beginning of year	10,780	22,492	3,294

CASH AND CASH EQUIVALENTS, end of year	$12,850	$10,780	$22,492

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued acquisition consideration	$—	$570	$—
Accrued purchase of property and equipment	—	612	—

The accompanying notes are an integral part of these consolidated statements.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 29, 2002, December 30, 2001 and December 31, 2000

1.	Organization and Business Operations

      Serologicals Corporation, a Delaware corporation, (together with its subsidiaries, the “Company” or “Serologicals”) is a global provider of biological products and enabling technologies to life science companies. The Company’s products are essential for the research, development and manufacturing of biologically based life science products. The Company’s products and technologies are used in a wide variety of applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. The Company’s customers include many of the leading life sciences companies throughout the world.

      The Company conducts its operations at facilities located in North America and Europe. The Company operates protein fractionation facilities located in Kankakee, Illinois and in Toronto, Ontario. These facilities provide a variety of proteins used in diagnostic reagents and cell culture media components for use as additives in biotech products. A number of these products, such as bovine serum albumin (“BSA”), are primarily supplied to life science companies for use in diagnostic reagents. Additionally, these facilities produce a line of highly purified animal proteins, known as tissue culture components that are used primarily by biopharmaceutical and biotechnology companies as nutrient additives in cell culture media. One example of these media components is EX-CYTE®, which is produced through a patented manufacturing process. The Company also operates a monoclonal antibody manufacturing facility in Scotland that is engaged in the development, manufacturing and sale of monoclonal antibody products for use in diagnostic products such as blood typing reagents, and in controls for tests used for diagnosing certain infectious diseases. The Company operates a facility in Milford, Massachusetts that includes a central product distribution facility, as well as operations related to the Company’s human-sourced polyclonal antibody business and the production of substrates for use in diagnostic assays. The Company also operates a research and development laboratory in Gaithersburg, Maryland. As of December 29, 2002, the Company conducted its therapeutic operations (or blood plasma operations) through a national network of 13 donor centers that specialize in the collection of specialty human antibodies.

      The industries in which the Company operates are subject to strict regulation and licensing by the FDA and similar regulatory bodies in many of the states and foreign countries where the Company or its customers conduct business. Changes in existing federal, state or foreign laws or regulations could have an adverse effect on the Company’s business.

      Export sales from the United States represented approximately 42% of net sales in 2002, and foreign sales originating in the United Kingdom accounted for an additional 9% of net sales (Note 12). Concern over the safety of blood products has led to movements in a number of countries, particularly those in western Europe, to restrict the importation of blood and blood derivatives collected outside the countries’ borders or, in the case of certain European countries, outside Europe. To date, these efforts have not led to any meaningful restriction on the importation of blood and blood derivatives and have not adversely affected the Company. However, there can be no assurance that the impact of these or other efforts will not have a material adverse effect on the Company or its operations.

      The Company generates significant sales outside the United States and is subject to risks generally associated with international operations. The Company’s operations in Scotland and Canada, which accounted for approximately 17% of the Company’s net sales in 2002, generate certain net sales and incurs expenses in foreign currencies. Accordingly, the Company’s financial results from international operations may be affected by fluctuations in currency exchange rates.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Summary of Significant Accounting Policies

     Basis of Presentation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company’s fiscal period end for financial reporting purposes is the last Sunday of each period and the fiscal year ends on the Sunday closest to December 31. Fiscal years 2002 and 2001 included 52 weeks, and fiscal year 2000 included 53 weeks.

      Certain prior year amounts have been reclassified to conform to the current year presentation.

     Use of Estimates

      The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents

      For financial reporting purposes, the Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories

      Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis. Market for product inventories is net realizable value and for supplies is replacement cost.

      Inventories at December 29, 2002 and December 30, 2001 consisted of the following (in thousands):

	2002	2001

Raw materials	$4,167	$4,999
Work in process	4,132	4,302
Finished goods	18,006	22,294

	$26,305	$31,595

     Property and Equipment

      Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives for financial reporting purposes. For income tax purposes, the Company uses accelerated depreciation methods. Depreciable lives for equipment, furniture and fixtures generally range from three to ten years. Leasehold improvements are amortized over the shorter of the lease term or the economic lives of the assets. Buildings and improvements are depreciated over lives ranging from 20 to 32.5 years.

      Software developed or acquired for internal use is accounted for in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). SOP 98-1 requires certain direct development costs associated with internal-use software to be capitalized, including external direct costs of material and services and payroll costs for employees devoting time to the software projects. Costs incurred during the preliminary project stage, as well as for maintenance

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and training are expensed as incurred. During 2002, the Company capitalized costs associated with various projects totaling approximately $3.2 million. As of December 29, 2002, the net book value of capitalized software project costs is approximately $6.4 million. Of this total, approximately $3.4 million is included in Construction in Progress and the remainder is included in Furniture, Fixtures and Equipment.

      Property and equipment at December 29, 2002 and December 30, 2001 consisted of the following (in thousands):

	2002	2001

Land, buildings and improvements	$21,407	$11,863
Leasehold improvements	4,791	6,199
Furniture, fixtures and equipment	46,113	34,116
Construction in progress	4,901	15,391

Total property and equipment	77,212	67,569
Accumulated depreciation and amortization	(21,751)	(18,700)

Property and equipment, net	$55,461	$48,869

      Construction in progress at December 29, 2002 relates primarily to expenditures relating to the Company’s implementation of an Enterprise Resource Planning system.

      Consolidated depreciation expense was $5.7 million, $4.7 million and $4.7 million in 2002, 2001 and 2000, respectively.

     Accrued Liabilities

      Accrued liabilities at December 29, 2002 and December 30, 2001 consisted of the following (in thousands):

	2002	2001

Accrued payroll, bonuses, severance and related benefits	$4,903	$3,809
Accrued inventory purchases	156	1,089
Other	4,774	5,813

	$9,833	$10,711

     Revenue Recognition and Deferred Revenue

      The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. The Company has negotiated volume pricing discounts with certain customers that provide for a discount if certain volumes of the Company’s products are purchased. The Company defers any revenue subject to refund if the volumes are met under these arrangements until such time that the Company and the customer jointly determine that the volumes required for discount will not be achieved.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Foreign Operations

      The financial statements of the Company’s manufacturing operations located in Scotland and Canada have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” Under SFAS No. 52, all balance sheet accounts are translated at the exchange rate at year-end. Income statement items are translated at the average exchange rate for the year. Translation adjustments are not included in determining net income but are accumulated and reported as a component of stockholders’ equity and comprehensive income. Realized gains and losses, which result from foreign currency transactions, are included in other expenses, net within the accompanying Consolidated Statements of Income. Realized foreign currency gains (losses) were immaterial in 2002, 2001 and 2000.

     Goodwill and Other Intangible Assets

          Goodwill

      In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires companies to cease amortizing goodwill and establishes a new method for testing goodwill for impairment on an annual basis (or an interim basis if an event occurs that might reduce the fair value of a reporting unit below its carrying value). Any goodwill resulting from acquisitions completed after June 30, 2001 will not be amortized. SFAS No. 142 also requires that an identifiable intangible asset which is determined to have an indefinite useful economic life not be amortized, but be separately tested for impairment using a fair value based approach. The Company adopted SFAS No. 142 effective December 31, 2001 resulting in a decrease in amortization expense of approximately $1.4 million during the year ended December 29, 2002 when compared to the year ended December 30, 2001.

      The changes in the carrying amount of goodwill during the period are summarized as follows (in thousands):

	Cell Culture	Diagnostic	Research	Therapeutic
	Products	Products	Products	Products	Total

Balance as of December 30, 2001	$24,320	$2,626	$—	$8,414	$35,360
Goodwill acquired during the year	2,271	384	1,211	—	3,866

Balance as of December 29, 2002	$26,591	$3,010	$1,211	$8,414	$39,226

      During 2002, the Company tested goodwill and intangible assets with indefinite useful lives for impairment as of December 31, 2001, as required by SFAS No. 142, utilizing a combination of valuation techniques including the expected present value of future cash flows, a market multiple approach, and a comparable transaction approach. The analysis did not result in an impairment during fiscal 2002. As of December 29, 2002 the Company does not believe any of its goodwill or long-lived assets are impaired.

      Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over periods ranging from 22 1/2 to 25 years. Prior to the divestiture of Seramed in 2000, the Company amortized goodwill over periods ranging from 13 to 25 years. Had the Company accounted for goodwill and intangibles with

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

indefinite useful lives consistent with the provisions of SFAS No. 142 in prior periods, the Company’s net income would have been affected as follows (in thousands, except per share data):

	2002	2001	2000

Reported net income	$13,949	$17,092	$12,917
Add back: Goodwill amortization, net of tax	—	920	1,663

Adjusted net income	$13,949	$18,012	$14,580

Basic earnings per share:
Reported net income	$0.57	$0.72	$0.57
Add back: Goodwill amortization, net of tax	—	0.04	0.07

Adjusted net income	$0.57	$0.76	$0.64

Diluted earnings per share:
Reported net income	$0.56	$0.70	$0.56
Add back: Goodwill amortization, net of tax	—	0.04	0.07

Adjusted net income	$0.56	$0.74	$0.63

     Patents and Proprietary Know-How

      In connection with the acquisition of Intergen Company, L.P. and Subsidiaries (“Intergen”), the Company acquired certain patents and proprietary know-how related to certain of Intergen’s core products and technologies. The value of these patents was determined by an independent third-party appraisal to be $11.5 million. The patents and proprietary know-how are amortized over 15 years, the average estimated useful life of the assets.

     Trademarks

      In connection with the acquisition of Intergen, the Company acquired certain trademarks associated with several of Intergen’s core products and technologies. The value of these trademarks was determined by an independent third-party appraisal to be $0.3 million. The trademarks are considered to have indefinite lives and therefore are not being amortized.

     Customer Relationships

      In connection with the acquisition of Intergen, the Company acquired certain customer relationship intangibles. The value of these customer relationships was determined by an independent third-party appraisal to be $2.5 million. The customer relationships have an estimated weighted average life of 20 years, and are amortized over this period.

     Debt Issuance Costs

      In connection with the amendment of its revolving credit facility in April 2002 (Note 6), the Company incurred certain costs. Such amounts were capitalized and are being amortized to interest (income) expense, net over three years, the term of the related facility. Debt issuance costs associated with the previous revolver of $0.7 million, net of $0.7 million in accumulated amortization was written off in 2002.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     FDA Licenses

      In connection with the acquisitions of donor centers, the Company acquired the related licenses of the FDA-approved donor centers. The estimated fair values of the FDA licenses are capitalized and amortized on a straight-line basis over a period of 25 years.

     Non-Compete Agreements

      In connection with certain of its acquisitions, the Company entered into non-compete agreements with the sellers. Such agreements are recorded at their estimated fair market value and were amortized on a straight-line basis over the terms of the respective agreements, which range from three to five years. At December 29, 2002, these non-compete agreements were fully amortized.

      The consolidated amortization of all intangible assets was approximately $1.3 million, $1.5 million and $2.7 million in 2002, 2001 and 2000, respectively. Amortization is expected to be $1.2 million, $1.2 million, $1.1 million, $1.0 million and $1.0 million in 2003, 2004, 2005, 2006 and 2007, respectively. Amortization of debt issuance costs is included in interest (income) expense, net and amortization of the remaining amortized intangible assets are included in other expense, net within the accompanying Consolidated Statements of Income.

      The following table sets forth the gross balance and accumulated amortization of all intangible assets as of December 29, 2002 and December 30, 2001 (in thousands):

	2002		2001

		Accumulated		Accumulated
	Gross	Amortization	Gross	Amortization

Amortized intangible assets:
Patents and Proprietary Know-how	$11,500	$(796)	$11,500	$(29)
Customer Relationships	2,500	(130)	2,500	(5)
Debt Issuance Costs	537	(128)	705	(526)
FDA Licenses	655	(226)	883	(198)
Non-Compete Agreements	367	(367)	375	(338)

	$15,559	$(1,647)	$15,963	$(1,096)

Unamortized intangible assets:
Trademarks	$300	$—	$300	$—

     Earnings Per Share

      Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding during the period. The calculation of the Company’s diluted earnings per share is similar to basic earnings per share, except that net income is adjusted by the after-tax interest expense on convertible indebtedness and the weighted average number of shares includes the dilutive effect of stock options, stock awards, warrants, convertible indebtedness and similar instruments.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the calculation of basic and diluted earnings per share (in thousands, except per share amounts):

	2002	2001	2000

Basic earnings per share:
Net income	$13,949	$17,092	$12,917
Weighted average shares of common stock outstanding	24,357	23,749	22,815

Net income per share	$0.57	$0.72	$0.57

Diluted earnings per share:
Net income	$13,949	$17,092	$12,917
Plus: interest expense on convertible indebtedness, net of tax	—	—	50
Net income as adjusted	$13,949	$17,092	$12,967

Weighted average shares of common stock outstanding	24,357	23,749	22,815
Effect of dilutive securities:
Stock options and warrants	466	678	324
Convertible indebtedness	—	—	138
Common stock awards	14	11	6

Weighted average shares of common stock outstanding, including dilutive instruments	24,837	24,438	23,283

Net income per share	$0.56	$0.70	$0.56

      The diluted earnings per share calculation for 2002, 2001 and 2000 excludes the effect of options to purchase approximately 0.9 million, 0.3 million and 1.8 million shares, respectively, as the option price exceeded the average market price for the Company’s stock during the period and thus their effect was anti-dilutive.

     Stock-Based Compensation Plan

      At December 29, 2002, the Company has one stock-based employee compensation plan, which is described more fully in Note 5. The Company accounts for this plan under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock-Based Compensation,” to stock-based employee compensation (in thousands, except per share amounts):

	2002	2001	2000

Net income, as reported	$13,949	$17,092	$12,917
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	1,119	2,209	1,145

Pro forma net income	$12,830	$14,883	$11,772

Earnings per share:
Basic — as reported	$0.57	$0.72	$0.57
Basic — pro forma	0.53	0.63	0.52
Diluted — as reported	$0.56	$0.70	$0.56
Diluted — pro forma	0.53	0.62	0.52

      Under SFAS No. 123, the fair value of stock-based awards is calculated through the use of option-pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company’s stock option grants. These models also require subjective assumptions, including future stock price volatility and expected lives of each option grant. The fair value for each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2002	2001	2000

Expected life (years)	4.2	4.6	4.6
Dividend yield	0%	0%	0%
Expected stock price volatility	65%	100%	85%
Risk-free interest rate	4.14%	4.15%	6.65%

      Using these assumptions, the weighted average fair value per share of options granted in 2002, 2001 and 2000 was $10.73, $12.52 and $3.81, respectively.

     Recent Accounting Pronouncements

      In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, a gain or loss on settlement will be recognized. The Company plans to adopt SFAS No. 143 in the first quarter of 2003. The adoption of SFAS No. 143 is not expected to have a material impact on the Company’s financial position or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“Issue No. 94-3”). The principal difference between SFAS No. 146 and Issue No. 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. A fundamental conclusion reached by the FASB in SFAS No. 146 is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in Issue No. 94-3. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 30, 2002. The Company will adopt SFAS No. 146 effective December 30, 2002. Adoption of SFAS No. 146 will not have a significant effect on the Company’s consolidated financial position or results of operations.

      In November 2002, the FASB issued Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such a guarantee. FIN 45 also requires additional disclosure about the guarantor’s obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 30, 2002 and the disclosure requirements are effective after December 15, 2002. The Company does not have any material guarantees at December 29, 2002. The adoption of FIN 45 is not expected to have a material impact on the Company’s financial position or results of operations.

3.	Acquisitions, Dispositions and Special Charges (Credits), Net

Acquisitions

          Intergen Acquisition

      On December 13, 2001, the Company completed the acquisition of Intergen, a privately held limited partnership. The assets, liabilities and results of operations of Intergen have been included in the Company’s consolidated financial statements since the date of acquisition. Intergen was a developer, manufacturer and supplier of a variety of biological products and technologies to the life sciences industry. Intergen’s products and technology support the development and manufacturing of biopharmaceutical products. The three primary strategic markets served by Intergen are 1) biotechnology products, 2) diagnostic components, and 3) life sciences research. Intergen was headquartered in Purchase, New York, and had operations located in Gaithersburg, Maryland; Milford, Massachusetts; and Toronto, Ontario. The Intergen corporate headquarters were permanently closed during the first quarter of 2002 based on an integration plan determined at the time of acquisition. The acquisition of Intergen greatly expanded the Company’s range of products and customers within the life sciences industry, particularly within the research and pharmaceutical drug development sectors and enhanced the Company’s research and development capabilities.

      The total purchase price was $45 million, less approximately $1.7 million representing estimated costs to complete the expansion of Intergen’s manufacturing facility in Toronto. To date, the Company has actually incurred approximately $3.3 million in costs related to the expansion. Additionally, the Company entered into an earnout agreement with Intergen’s partners. The earnout agreement required the Company to pay additional consideration to Intergen’s partners based on a defined formula if Intergen’s sales exceeded $8 million during the first quarter of 2002. This provision resulted in an additional payment of approximately $0.3 million that was recorded as an adjustment to goodwill on the accompanying Consolidated Balance Sheet. This payment was made in July 2002. Also, a second component of the earnout agreement requires the Company to pay additional consideration based on a formula related to sales of certain Intergen technologies over a five year period ending December 31, 2006. Any payments made under the earnout agreement will be treated as additional consideration and accounted for as additional goodwill. No payments were made under this component of the earnout agreement during 2002.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During 2002, the Company recorded several additional purchase price adjustments to goodwill. These adjustments included additional severance costs related to the acquisition of $0.1 million, adjustments to the preliminary opening inventory valuation for slow moving inventory of $3.2 million, a discount related to early payment of a supplier note payable of $0.1 million and an accrual for certain license agreements of $0.3 million. Additionally in 2002, the Company reversed into income $0.4 million of allowance for doubtful accounts, offset by an additional $0.4 million accruals for certain pre-acquisition expenses.

      The components of the total purchase price were as follows (in thousands):

Cash paid at closing	$42,735
Cash paid pursuant to earnout agreement	327
Direct costs of acquisition	1,064
Amounts payable at future date	570
Notes payable	3,712
Other liabilities assumed	9,750

$58,158

      The Company has allocated the purchase price based on the fair values of the assets and liabilities acquired as follows (in thousands):

Assets acquired:
Cash and cash equivalents	$2,430
Accounts receivable, net of allowance	3,780
Inventory	9,186
Other current assets	826
Property and equipment	14,917
Patents and proprietary know-how	11,500
Customer relationships	2,500
Trademarks	300
Goodwill	12,013
Deposits	130
Non-current deferred taxes	576

$58,158

      The Company allocated the purchase price to the fair value of identifiable long-lived assets and intangibles as determined by an independent third party appraisal. Patents and proprietary know-how and customer relationships have an estimated weighted average useful life of 15 and 20 years, respectively. The amounts allocated to trademarks and goodwill are not amortized in accordance with SFAS No. 142, as their lives are determined to be indefinite. All of the goodwill related to the acquisition of Intergen is expected to be deductible for tax purposes. The Intergen results are reported in the Company’s Cell Culture products, Diagnostic products and Research products segments.

      In connection with the allocation of the purchase price, and the results of the independent appraisal, the Company determined that no amount should be allocated to in-process research and development projects, since Intergen’s research and development efforts are focused on developing applications and uses of existing technologies.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          Pentex Blood Proteins Acquisition

      On December 29, 1998, the Company purchased substantially all of the assets of the Pentex Blood Proteins business of Bayer Corporation (“Proteins”). Proteins is engaged in the research, manufacturing, marketing and sale of a full line of high quality purified blood protein products primarily to customers in the diagnostics, biopharmaceutical and biotechnology industries in the United States and approximately 25 other countries worldwide. The purchase price was $29 million, before transaction costs and subject to adjustment based on the closing net assets, as defined, of the acquired business as of the closing date. The Company paid approximately $3.5 million during 2000 in settlement of the non-disputed elements of the post closing adjustment, of which approximately $1.5 million had been previously accrued, and the balance of approximately $2.0 million which resulted in an increase to goodwill.

Dispositions of Business and Special Charges (Credits), net

          Restructuring

      During 2002, the Company completed an extensive review of its plasma operations. As a result of this review, the Company permanently closed four of its seventeen donor centers, resulting in a charge of $1.3 million. The components of the charge included approximately $0.2 million related to severance payments, approximately $0.5 million related to lease obligations and approximately $0.5 million related to the write-off of certain long-lived assets previously used in the closed centers. The remaining $0.1 million consisted of other miscellaneous costs related to the closures. The severance payments covered approximately thirty-five employees. Severance payments and lease obligations are expected to be paid by the end of the second quarter of 2003 and third quarter of 2004, respectively.

      Additionally, during 2002, the Company recorded a charge of $1.9 million related primarily to the reorganization of the research and development organization, as well as personnel restructurings within the sales organization and at the Company’s manufacturing locations in Canada and Scotland. The components of the charge included approximately $1.5 million for severance and termination benefits, approximately $0.1 million related to lease obligations and approximately $0.3 million related to the write-off of certain long-lived assets. The severance payments covered approximately thirty employees. Severance payments and lease obligations are expected to be paid by the end of 2003.

          Seramed Divestiture

      On August 21, 2000, the Company completed the sale of substantially all of the long-term assets of its Seramed, Inc. subsidiary and its subsidiaries (collectively, “Seramed”) to Aventis. The Company received net cash proceeds from the sale totaling approximately $20.1 million, and recognized a gain on the disposal of approximately $0.2 million. The gross proceeds included $1.3 million related to the purchase of certain working capital items and other settlements resulting from the sale. The Company retained working capital totaling approximately $12.6 million. During 2000, upon reaching a definitive agreement to sell the Seramed assets to Aventis, these assets were considered to be “held for sale” in accordance with SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” Accordingly, in 2000 a pre-tax asset impairment charge was recorded totaling $0.3 million to write down the assets to their fair value less costs to sell. These assets were previously reported in the Therapeutic Products segment.

      Additional costs related to the divestiture of Seramed were recorded during 2000 in accordance with Issue No. 94-3. These charges totaled $0.5 million and consisted of $0.4 million of lease termination costs and employee termination benefits related to two employees, which were paid in full as of December 31, 2000.

      During 1999, the Company entered into agreements with certain key employees that provided for termination benefits to be paid to the employees in the event that Seramed was sold, they were employed by

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company as of the closing of the sale and met certain other requirements as outlined in the agreements. The agreements covered sixty-five employees who were terminated from the Company upon the sale of Seramed. In accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits,” the Company recorded a pre-tax charge of $0.8 million in 2000 representing the amount of employee termination benefits payable under these agreements. All of the benefits payable under these arrangements were paid during 2000. Also during 2000, the Company recorded additional divestiture-related charges totaling approximately $0.1 million for other miscellaneous items.

          Acquisition Costs

      During the second quarter of 2001, the Company recorded a charge for $0.9 million to write off incremental external due diligence costs related to the evaluation of the potential acquisition of Intergen. At the time of the charge, the Company did not consider the acquisition probable of being completed. Subsequently, negotiations resumed with Intergen and all incremental external direct costs incurred after that date were capitalized and included as a component of the purchase price.

          Pre-Acquisition Contingency Costs

      During 2001, the Company reversed an accrual totaling approximately $0.3 million representing amounts recorded for contingencies as part of the acquisition of Proteins in December 1998. The Company has determined these amounts are no longer required to be maintained as all material anticipated contingencies have been resolved.

          Separation Benefits

      During 2000, the Company recorded an expense of $0.2 million to cover the separation benefits payable to one employee. In 2001, the Company recorded an expense of approximately $0.2 million to cover severance costs payable to its former Chief Financial Officer. As of December 29, 2002, there were no individuals who are continuing to receive payments under these agreements.

          Product Liability Claim

      During 1999, the Company was notified by one of its customers that certain of the Company’s shipments of anti-D antibodies in the prior year had included several units of plasma that did not meet this customer’s exact product specifications. The customer indicated to the Company that the units had been partially manufactured with other units of plasma and thus had affected a substantial number of other units. In 1999, the Company agreed to reimburse this customer for its cost of the product and recorded a liability and related expense in the amount of approximately $2.0 million. The liability with the customer was settled during fiscal year 2000. The Company filed a claim for reimbursement from its product and professional liability insurance carrier, and was notified in the fourth quarter of 2000 that the claim had been approved for settlement. As a result of this notification, the Company recorded a receivable and the related benefit totaling $2.0 million. As of December 31, 2000, the Company had received payment of approximately $0.6 million and reported the balance totaling approximately $1.4 million in the line item “Other current assets” in the Consolidated Balance Sheets. The Company received the balance of the settlement during the first quarter of 2001.

          Donor Center Software System Cost Write-off

      During 1999, the Company terminated a contract with a third party software vendor that had been developing a custom donor center operating system, in favor of an alternative vendor. As a result of this decision, the Company wrote off approximately $4.2 million of previously capitalized costs. These assets were included in the Therapeutic Products segment. During 2001, the Company reversed approximately $0.8 million of previously accrued amounts related to the cancellation of this contract upon receiving a favorable ruling

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in its arbitration case related to these costs in which the arbitrator ruled that the Company has no further obligation to the vendor.

      The following table summarizes the activity in the accrual for termination benefits and other costs for the periods ended December 29, 2002 and December 30, 2001, respectively (in thousands):

		Additions to
		Reserve
	Balance,	Charged to	Cash		Balance,
Description	12/30/01	Expense	Payments	Other	12/29/02

Employee termination costs	$544	$1,645	$(1,343)	$180	$1,026
Relocation costs	100	—	(50)	(50)	—
Lease termination costs	—	562	(237)	—	325

		Additions to
		Reserve
	Balance,	Charged to	Cash		Balance,
Description	12/31/00	Expense	Payments	Other	12/30/01

Employee termination costs	$470	$200	$(516)	$390	$544
Relocation costs	—	—	—	100	100

      The remaining accrual of $1.4 million at December 29, 2002 is included in “Accrued liabilities” in the Consolidated Balance Sheets and will be paid during 2003 and 2004.

      The following table summarizes the results of operations for Seramed as included in the Consolidated Statements of Income for the year ended December 30, 2001 and December 31, 2000 (in thousands, unaudited):

	December 30,	December 31,
	2001	2000

Net sales	$767	$54,974
Gross profit	881	543
Selling, general and administrative expenses(1)	—	287
Other (income) expense, net	(19)	848
Special charges, net	36	1,285

Income before income taxes	$864	$(1,877)

(1)	Does not include allocation of corporate overhead.

      The following table summarizes the results of the Company on a pro forma basis for the year ended December 29, 2002, December 30, 2001 and December 31, 2000, respectively, as if the acquisition of Intergen and the sale of Seramed had occurred on December 27, 1999 (the first day of the Company’s 2000 fiscal year). The 2001 pro forma results exclude certain expenses totaling approximately $8.9 million that were recorded by Intergen as a result of the acquisition and are excluded from the pro forma calculations as they are not expected to have a continuing impact on the Company’s results of operations. The expenses excluded related to certain severance payments, professional and other fees paid as a direct result of the transaction, and certain interest and other amounts paid to the partners of Intergen associated with amounts loaned to the Company to finance the expansion of the plant in Toronto. These unaudited results do not purport to represent what the results of operations for the Company would actually have been if these transactions had occurred on

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the date referred to above or to be indicative of the future results of operations of the Company. (Amounts are in thousands, except per share amounts).

	December 29,	December 30,	December 31,
	2002	2001	2000

Net sales	$145,470	$136,954	$131,394
Net income	13,949	15,423	14,946
Earnings per common share:
Basic	$0.57	$0.65	$0.66

Diluted	$0.56	$0.63	$0.64

4.	Stockholders’ Equity

     Stockholder Rights Plan

      On July 26, 1999, the Board of Directors adopted a stockholder rights plan, pursuant to which one preferred stock purchase right (a “Right”) was distributed for each outstanding share of common stock held of record on August 25, 1999. Each Right represents a right to purchase, under certain circumstances, one one-thousandth (1/1000) of a share of a new series of preferred stock at an exercise price of $45.00. If any person or group acquires 15% or more of the common stock of the Company (except in transactions approved by the Board of Directors of the Company in advance), each Right will then entitle its holder, other than the person or group owning 15% or such other persons or groups, to acquire, at the exercise price, the Company’s common stock with a market value equal to twice the exercise price. The Company may elect, however, to exchange a newly issued share of the Company’s common stock for each Right. If any person or group owns 15% or more of the Company’s common stock, and the Company is acquired in a merger or other business combination, or if 50% of its earning power or assets are sold, each Right will entitle its holder, other than the person or group owning 15%, to acquire, at the exercise price, shares of the acquiring company’s common stock with a market value of twice the exercise price.

      Persons owning 15% or more of Company’s common stock on the date the plan was adopted were exempt, so long as they do not acquire an additional number of shares greater than 2% of the outstanding shares, other than in a transaction approved by the Board of Directors of the Company in advance. The Rights expire on August 2, 2009.

     Capital Stock

      Under the terms of its amended and restated articles of incorporation, the Company has authorized 50,000,000 shares of common stock and 1,000,000 shares of preferred stock that may contain such preferences and rights as determined by the Company’s Board of Directors.

     Common Shares Reserved for Issuance

      Shares of common stock reserved for issuance at December 29, 2002 and December 30, 2001 consisted of the following:

	2002	2001

Various stock option agreements	4,502,073	4,752,148
Employee stock purchase plans	456,900	445,346

	4,958,973	5,197,494

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Common Stock Repurchases

      During 2002, the Company repurchased 20,000 shares of common stock in a private transaction with a director of the Company at a per share price of $17.35.

      In October 2002, the Company’s Board of Directors authorized a program to repurchase up to 2,000,000 shares of its outstanding common stock between October 2002 and December 31, 2004. The repurchases will be made from time to time in the open market, in block trades or in private transactions, subject to price, market and general business conditions. The Company did not repurchase any shares under this program during 2002.

      During April 1999, the Company’s Board of Directors authorized the repurchase of up to $20.0 million of the Company’s common stock, subject to market conditions, prevailing stock prices and the Company’s capital resources. The Company repurchased a total of 3,268,000 shares under this program, which was completed during 2000. During 2000 the Company purchased 656,845 shares at an average price of $4.53.

5.	Stock Compensation Plans

     Serologicals Corporation Stock Incentive Plan

      The Company’s Stock Incentive Plan (the “Incentive Plan”) was approved in May 2001 and succeeded the existing plans described in further detail below. The Incentive Plan provides for the issuance of up to approximately 2,844,000 stock options to key employees and directors, which includes approximately 1,344,000 options that were available for issuance under existing Company option plans at the time this plan was approved. The exercise price of the options is the fair market value of the common stock on the date of grant. Options granted under the Incentive Plan can have varying terms as determined by the Board of Directors. Options granted in 2001 and 2002 under the Incentive Plan vest ratably over a period of one year for directors and four years for employees, and have terms of six years. Vested options held by terminated employees allow for exercise periods of three months following termination. Pursuant to the Incentive Plan, each director is entitled to receive an automatic grant of options annually to purchase 10,000 shares (15,000 shares for a non-executive Chairman of the Board) on May 15 each year; provided, that the first grant of an option to a non-employee director who was elected as a director prior to May 16, 2000, shall be made on the day after the lump-sum option granted to such director upon becoming a director under the Serologicals Corporation Amended and Restated 1995 Non-Employee Directors’ Stock Option Plan, as Amended, has vested, pro-rated to the next succeeding May 15. As of December 29, 2002, options to purchase approximately 732,000 shares were outstanding under the Incentive Plan, approximately 153,000 of which were exercisable. As of December 29, 2002, the Company had approximately 2,112,000 shares available for grant under the plan.

     Second Amended and Restated 1994 Omnibus Incentive Plan, as Amended

      The Company’s Second Amended and Restated 1994 Omnibus Incentive Plan, as Amended (the “Omnibus Plan”) was succeeded by the Incentive Plan as described above. The exercise price of the options granted under the Omnibus Plan is the fair market value of the common stock on the date of grant. Options granted under the Omnibus Plan have varying terms as determined by the Board of Directors. Options granted through 2001 under the Omnibus Plan generally vest ratably over three to four years or in full after three years and have terms of six to ten years. Options held by terminated employees allow for exercise periods ranging from 3 to 24 months following termination. As of December 29, 2002, options to purchase approximately 1,284,000 shares were outstanding under the Omnibus Plan, approximately 855,000 of which were exercisable. No further grants will be issued under the Omnibus Plan.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Amended and Restated 1995 Non-Employee Director Stock Option Plan, as Amended

      The Company’s Amended and Restated 1995 Non-Employee Directors’ Stock Option Plan, as amended (the “Director Plan”) was succeeded by the Incentive Plan as described above. Pursuant to the Director Plan, each person who became a non-employee director of the Company prior to May 2000 was automatically granted an option to purchase 36,000 shares of the Company’s common stock on the date of adoption or on the day after such person’s first election to the Board of Directors. The exercise price of the options is the fair market value of the common stock on the date of grant, and the options vest over three years. During 2000, the Company amended the Director Plan, pursuant to which each non-employee director is entitled to receive an automatic grant of options annually to purchase 10,000 shares (15,000 shares for a non-executive Chairman of the Board) on the day after the original lump-sum option becomes vested, pro-rated to the first anniversary of the preceding Annual Meeting date. Options granted under the amended plan subsequent to May 2000 vest over a one-year period. Options granted between 1996 and May 2000 under the Director Plan typically vest over a four-year period, while options granted prior to 1996 were fully vested upon issuance. As of December 29, 2002, options to purchase approximately 233,000 shares were outstanding under the Director Plan, approximately 231,000 of which were exercisable. No further grants will be issued under the Director Plan.

     Stock Option Activity

      The following table summarizes the activity for all stock options outstanding:

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	2,208,737	$12.23	3,162,470	$11.20	4,108,095	$10.71
Granted	527,701	20.00	358,494	16.83	825,850	5.52
Exercised	(249,405)	9.13	(1,241,185)	10.53	(1,130,907)	2.87
Forfeited	(238,157)	20.94	(71,042)	17.86	(640,568)	15.43

Outstanding at end of year	2,248,876	13.46	2,208,737	12.23	3,162,470	11.20

Options exercisable at end of year	1,238,570	$13.07	1,068,866	$11.88	1,984,643	$11.48

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes information about all stock options outstanding at December 29, 2002:

	Options Outstanding

		Weighted-		Options Exercisable
		Average
		Remaining	Weighted-		Weighted-
	Outstanding	Contractual	Average	Exercisable	Average
Range of	At	Life	Exercise	at	Exercise
Exercise Prices	12/29/2002	(years)	Price	12/29/2002	Price

$ 4.06 — $ 5.00	519,931	3.1	$4.95	357,181	$4.94
$ 5.01 — $10.00	448,913	3.4	5.91	228,613	5.98
$10.01 — $15.00	206,619	3.5	13.30	117,084	12.41
$15.01 — $20.00	501,146	4.2	17.11	296,175	16.83
$20.01 — $25.00	389,942	5.2	21.17	67,192	21.69
$25.01 — $30.00	182,325	2.8	29.95	172,325	29.96

	2,248,876	3.8	$13.46	1,238,570	$13.07

     Employee Stock Purchase Plan

      Pursuant to the terms of the Company’s 1996 Employee Stock Purchase Plan (the “Purchase Plan”), eligible employees are able to purchase up to 562,500 shares of the Company’s common stock through a payroll deduction program. Employees may have up to 25% of their compensation withheld to purchase shares at a price equal to 85% of the lower of the closing price on the first or last day of each successive three month purchase period. As of December 29, 2002, approximately 142,000 shares had been acquired pursuant to the Purchase Plan.

6.	Long-Term Debt and Capital Lease Obligations

      Long-term debt and capital lease obligations at December 29, 2002 and December 30, 2001 consisted of the following (in thousands):

	2002	2001

Note payable; interest at 7% payable at maturity	$—	$3,752
Capital lease obligations at varying interest rates and terms, maturing in 2004	424	824

	424	4,576
Less current maturities	385	3,125

	$39	$1,451

      The Company has a revolving credit facility with a syndicate of commercial banks (the “Revolver”) that was amended during April 2002, which decreased the total maximum capacity from $75.0 million to $65.0 million. The Revolver is payable in full on April 25, 2005 and bears interest at either a floating rate or Eurodollar interest rate plus a margin that fluctuates based on the Company’s leverage ratio. The margin on the Eurodollar rate ranges from 1.25% to 1.75%, and the margin on the floating rate option ranges from 0% to 0.25%. At December 29, 2002 and December 30, 2001, the Company had no outstanding borrowings under the Revolver. The Company is required to pay a fee ranging from 0.3% to 0.5%, depending on the Company’s leverage and amounts borrowed under the Revolver. The Revolver is secured by substantially all of the assets of the Company and the stock of its domestic subsidiaries. The Revolver also contains certain financial covenants that require the maintenance of minimum levels of cash flow coverage, debt service coverage and debt to net worth and also provides for maximum levels of debt to cash flow, rent expense, and capital expenditures. Furthermore, under the terms of the Revolver, there are limitations on the Company’s ability to

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

pay cash dividends and to repurchase shares of the Company’s common stock. Additionally, there are certain limitations on the Company’s ability to complete acquisitions without approval of the bank group; specifically, if an individual acquisition exceeds $30.0 million, or if total acquisitions over the life of the facility exceed $60.0 million, the Company is required to get approval from the lenders.

      As discussed in Note 14, the Company expects to complete the financing of a $100.0 million, five-year term loan by March 31, 2003. This term loan, combined with a new four year revolving credit facility, which is currently expected to be $25.0 million, will replace the Company’s existing $65.0 million facility The new facility and term loan are expected to have financial covenants. The Company is still in the process of negotiating the covenants under this the new facility and term loan. Payments under the term are expected to be payable in quarterly installments. The following table reflects the expected principal payments under the term loan:

2003	$750
2004	7,750
2005	17,500
2006	27,500
2007	36,750
2008	9,750

$100,000

      In connection with the acquisition of Intergen, the Company acquired certain debt obligations. On September 5, 2001, Intergen entered into a $4.4 million note payable agreement with a vendor. The note, with interest at 7%, required that principal payments be made monthly according to a fixed payment schedule outlined in the agreement. During the second quarter 2002, the Company prepaid this note payable at a $0.1 million discount. This discount was recorded as an adjustment to goodwill arising from the Intergen acquisition.

      Future maturities of long-term debt and capital lease obligations at December 29, 2002 were as follows (in thousands):

2003	$385
2004	39

$424

      The Company made interest payments of approximately $0.4 million, $0.3 million and $1.8 million during 2002, 2001 and 2000, respectively. The Company capitalizes interest on borrowings during the active construction period of major capital projects. During 2002 the Company capitalized approximately $0.5 million in connection with various projects. The Company did not capitalize any interest in 2001 and 2000.

7.	Commitments and Contingencies

     Operating Leases

      The Company leases certain office space, donor centers, laboratory and manufacturing facilities and laboratory and other equipment under non-cancelable operating lease agreements. Future minimum annual

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rental obligations under the non-cancelable portion of operating leases as of December 29, 2002 were as follows (in thousands):

2003	$3,302
2004	3,404
2005	2,517
2006	2,284
2007	2,189
2008 and thereafter	5,979

$19,675

      Rent expense was approximately $3.6 million, $2.5 million and $3.7 million during 2002, 2001 and 2000, respectively.

     Litigation

      The Company is involved in certain litigation arising in the ordinary course of business. In management’s opinion, the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

      During 2000, twelve complaints were filed against the Company and certain of its current and former executive officers and directors which alleged violations of the Securities Exchange Act of 1934, including Sections 10(b) and 20(a) thereof and Rule 10b-5 promulgated thereunder. The complaint was dismissed on September 5, 2001 in its entirety with prejudice, but on February 12, 2002 the court allowed the plaintiff to amend the initial complaint. On February 26, 2003, the court granted the defendants’ motion and dismissed the second amended compliant with prejudice and without leave to replead.

8.	Disclosure About Fair Value of Financial Instruments

     Cash Equivalents, Accounts Receivables and Accounts Payable

      The Company estimates that the fair value of cash equivalents, accounts receivable and accounts payable approximates carrying value due to the short maturity of these instruments.

     Notes Payable

      The Company estimates that the fair value of notes payable approximates carrying value based upon its estimated current borrowing rate for issuance of debt with similar terms and remaining maturities.

      Disclosure about the estimated fair value of financial instruments is based on pertinent information available to management as of December 29, 2002 and December 30, 2001. Although management is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the periods presented and current estimates of fair value may differ significantly from the amounts presented herein.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Income Taxes

      The income tax provision for the years ended December 29, 2002, December 30, 2001 and December 31, 2000 consisted of the following (in thousands):

	2002	2001	2000

Current:
U.S. federal and state	$4,750	$7,079	$258
Foreign	304	1,219	1,255

	5,054	8,298	1,513

Deferred:
U.S. federal and state	2,404	943	6,539
Foreign	53	253	(4)

	2,457	1,196	6,535

Income tax provision	$7,511	$9,494	$8,048

      The income tax provision as reported in the accompanying Consolidated Statements of Income differs from the amounts computed by applying federal statutory rates due to the following (in thousands):

	2002	2001	2000

Federal income taxes at statutory rate	$7,511	$9,305	$7,338
State income taxes, net of federal income tax benefit	337	791	618
Impact of foreign tax rates and credits	(737)	(768)	(778)
Non-deductible goodwill amortization and write-down	4	157	1,406
Other	396	9	(536)

	$7,511	$9,494	$8,048

      Deferred income tax assets and liabilities for 2001 and 2000 reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary differences which give rise to deferred tax assets and liabilities at December 29, 2002 and December 30, 2001 were as follows (in thousands):

	2002	2001

Deferred tax assets:
Accruals and reserves	$1,560	$2,085
Unearned compensation	320	74
Other	230	424

	2,110	2,583

Deferred tax liabilities:
Goodwill amortization	(2,408)	(1,466)
Excess tax depreciation	(1,092)	329
Other	(616)	—

	(4,116)	(1,137)

Net deferred tax (liability) asset	$(2,006)	$1,446

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company did not record any valuation allowance against federal deferred tax assets at December 29, 2002 and December 30, 2001 as it believes it is more likely than not that the deferred tax assets will be realizable through future taxable income. As of December 29, 2002, the Company has state income tax net operating loss benefits worth approximately $1.8 million expiring in various amounts over the next 15 years. Due to the uncertainty over the ability to use these net operating losses during the carry forward period, a valuation allowance equal to 100% of the benefit was recorded at December 29, 2002 and December 30, 2001.

      The Company made income tax payments of approximately $5.6 million, $5.5 million and $1.9 million during 2002, 2001 and 2000, respectively. As of December 29, 2002 and December 30, 2001, the Company had an income tax receivable of $0.8 million and $4.2 million, respectively.

10.	Significant Customers

      The Company’s ten largest customers accounted for approximately 63%, 73% and 80% of total net sales for the years ended December 29, 2002, December 30, 2001 and December 29, 2000, respectively. Customers making up greater than 10% of net sales of the Company during such periods are as follows:

	2002	2001	2000

Bayer	*	24%	33%
Aventis BioServices	*	13%	15%

*	Less than 10%.

      At December 29, 2002 and December 30, 2001, 5 of the Company’s customers represented 51% and 62%, respectively, of the Company’s accounts receivable balance.

11.	Employee Retirement Plans

      The Company maintains a defined contribution 401(k) savings plan for all eligible employees. Under the plan, the Company matches a specified percentage of each participating employee’s compensation. Employees become immediately vested in the Company’s contributions as they are made. The Company’s contributions were $0.8 million, $0.5 million and $0.6 million in 2002, 2001 and 2000, respectively.

12. Segment and Geographic Information

     SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” defines operating segments to be those components of a business for which separate financial information is available that is regularly evaluated by management in making operating decisions and in assessing performance. SFAS No. 131 further requires that the segment information presented be consistent with the basis and manner in which management internally disaggregates financial information for the purposes of assisting in making internal operating decisions. Beginning in 2003, for management purposes the operations of the Company’s subsidiaries were organized into four primary operating segments: Research Products (“Research”), Cell Culture Products (“Cell Culture”), Diagnostic Products (“Diagnostics”) and Therapeutic Products (“Therapeutics”). These segments are based primarily on the differing production, manufacturing and other value-added processes performed by the Company with respect to the products and, to a lesser extent, the differing end use and customer bases to which each reportable segment sells its products. During 2002, for management purposes the operations of the Company’s subsidiaries were organized into three primary operating segments: Biotechnology and Molecular Biology Products (“Biotech”), Diagnostic Products and Life Science Reagents (“Diagnostics”) and Therapeutic Products (“Therapeutics”). Prior to 2002, the Company reported only two operating segments, Therapeutics and Diagnostics. As a result of the Chemicon acquisition, the Company will develop a significant portfolio of products used in applications within the research product fields.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     The Cell Culture segment products consist of cell culture media and supplements for drug development, biomanufacturing and life science research. The Company’s flagship product within this segment is EX-CYTE®. Other key products within the Cell Culture segment include bovine serum albumin (“BSA”), recombinant insulin and other products used principally in mammalian cell culture. The key products within the Diagnostic segment are monoclonal antibodies used in blood typing reagents and diagnostic antibodies and certain human-sourced polyclonal antibodies. The activities of the Research segment primarily include manufacturing and sales of antibodies and molecular biology products. The operating results of Chemicon will be reported in this segment beginning in the second quarter of 2003. The key products within the Therapeutic segment are hyper immune antibodies. All of the comparisons discussed below reflect the restatement of the segments so that they are consistent with the 2003 presentation.

     The Company’s senior management utilizes multiple forms of analysis of operating and financial data to assess segment performance and to make operating decisions with respect to the segments. While segment financial statements are prepared on the same basis as the Company’s consolidated financial statements, the primary focus of senior management is on sales and gross profit. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (Note 2).

     The Company’s segment information as of and for the years ended December 29, 2002, December 30, 2001 and December 31, 2000 are as follows (in thousands):

	2002	2001	2000

Net sales:
Cell Culture Products	$68,140	$30,601	$24,440
Diagnostic Products	27,012	22,963	20,905
Research Products	4,137	—	—
Therapeutic Products	46,181	56,228	102,415

Total	$145,470	$109,792	$147,760

Gross profit:
Cell Culture Products	$37,083	$17,358	$13,514
Diagnostic Products	13,553	13,328	11,931
Research Products	1,577	—	—
Therapeutic Products	16,630	21,479	21,202

Total	68,843	52,165	46,647
Reconciling items:
Selling, general and administrative expenses	37,974	23,521	21,777
Research and development	5,628	1,665	710
Amortization of intangibles	952	1,516	2,527
Special charges (credits), net	3,228	61	(414)
Other income, net	(1)	(45)	(151)
Interest (income) expense, net	(398)	(1,139)	1,233

Income before income taxes	$21,460	$26,586	$20,965

Corporate/Other	25,799	15,890	30,573

Total	$191,165	$175,338	$131,495

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     As a result of the reorganization into four segment, the Company does not segregate assets by segment as a significant portion of the Company’s total assets are shared or are non-segment assets which the Company does not assign to its four operating segments. The Company has determined that it is not useful to assign its shared assets to its segments.

Geographic Information

     The Company markets its products and services to numerous countries worldwide and has operations in the United States, Canada and the United Kingdom. Other than in the United States and Germany, the Company does not conduct business in any one country in which its sales in that country are material to the Company as a whole. However, the majority of the Company’s remaining foreign sales are to western Europe. Net sales are attributed to regions based on the country to which the Company ships its products, which can differ from their ultimate destination. The composition of the Company’s net sales to unaffiliated customers between those in the United States, Germany and other foreign locations and of the Company’s long-lived assets for each fiscal year is set forth below (in thousands):

	2002	2001	2000

Net sales to unaffiliated customers:
United States	$71,682	$57,714	$101,192
Germany	25,946	24,899	26,110
Other foreign	47,842	27,179	20,458

	$145,470	$109,792	$147,760

Long-lived assets:
United States	$85,506	$80,623	$56,341
Canada	15,454	12,996	—
United Kingdom	8,490	6,347	6,961

	$109,450	$99,966	$63,302

13.   Quarterly Results of Operations (Unaudited)

      The quarterly results of operations for the fiscal years ended December 29, 2002 and December 30, 2001, respectively, are as follows (in thousands, except per share amounts):

	First	Second	Third	Fourth

2002
Net sales	$31,470	$37,292	$31,438	$45,270
Gross profit	15,483	18,620	15,393	19,347
Special charges, net (Note 3)	—	1,309	—	1,919
Net income	2,708	3,782	3,281	4,178
Basic earnings per share(1)	0.11	0.16	0.14	0.17
Diluted earnings per share(1)	0.11	0.15	0.13	0.17

SEROLOGICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	First	Second	Third	Fourth

2001
Net sales	$26,458	$27,181	$25,876	$30,277
Gross profit	12,672	13,437	11,542	14,514
Special charges (credits), net (Note 3)	—	163	200	(302)
Net income	4,382	4,825	3,024	4,861
Basic earnings per share(1)	0.19	0.20	0.13	0.20
Diluted earnings per share(1)	0.18	0.20	0.12	0.20

(1)	Basic and diluted earnings per share are computed independently for each of the quarters presented. As such, the summation of the quarterly amounts may not equal the total basic and diluted earnings per share reported for the year.

14.	Subsequent Events

      On February 11, 2003, the Company announced that it entered into an agreement to acquire Chemicon International, Inc. (“Chemicon”), a privately-owned company based in Temecula, California that supplies a variety of specialty reagents, antibodies and molecular research tools to the life science industry. Under the terms of the agreement, Serologicals will purchase Chemicon and certain affiliated companies for $95.0 million in cash, less Chemicon’s outstanding debt as of the closing date. Serologicals expects to finance the transaction using proceeds from a new $100.0 million five-year term loan. This term loan, combined with a new revolving credit facility, which is currently expected to be $25.0 million, will replace the Company’s existing $65.0 million facility. The transaction is expected to close on March 31, 2003, pending regulatory approvals and completion of the aforementioned financing.

      In first quarter 2003, the Company closed 3 of its thirteen donor centers, located in Birmingham, Alabama; Washington D.C.; and Provo, Utah. The donor base for the Provo center will be integrated into the Company’s Salt Lake City, Utah center. As a result of these closings, the Company expects to record in first quarter 2003 a special charge of approximately $1.0 million for severance at the centers and its central testing laboratory, asset write-offs and lease termination costs at these three centers. As a result of the capacity optimization procedures completed in 2002, the Company does not expect a reduction in plasma collection capacity upon completion of these closings.